EXHIBIT 23.1

Consent of Independent Registered Public Accounting Firm

We hereby consent to the incorporation by reference in the Registration Statements on Form S-8 (Nos. 333-147219, 333-161098, 333-176600 and 333-191260) and Form S-3 (No. 333-174255 and 333-189617) of Baxano Surgical, Inc. of our report dated March [4], 2014 relating to the financial statements and the financial statement schedule which appear in this Form 10-K.

/s/ PricewaterhouseCoopers LLP

Raleigh, North Carolina

March 10, 2014